VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 9, 2009, by and among WCA Waste Corporation, a Delaware corporation (“WCA”), and the holders of shares of common stock of WCA set forth on Schedule A hereto (each, a “Stockholder” and together, the “Stockholders”).  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).  WCA and WCA Subs (defined below) are collectively referred to as the “WCA Parties.”  The WCA Parties and Stockholders are collectively referred to as the “Parties.”

RECITALS

WHEREAS, WCA and the Stockholders are entering into this Agreement in connection with the execution of the Equity Interest and Asset Purchase Agreement dated December 9, 2009 (the “Purchase Agreement”), by and among WCA, WCA of Massachusetts, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of WCA (“WCA Massachusetts”), WCA of Ohio, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of WCA (“WCA Ohio,” together with WCA Massachusetts, the “WCA Subs,”), Live Earth LLC, an Ohio limited liability company (“Live Earth”), Champion City Recovery, LLC, a Massachusetts limited liability company (“CC”), Boxer Realty Redevelopment, LLC, a Massachusetts limited liability company (“BR”), Sunny Farms Landfill, LLC, an Ohio limited liability company (“SF”) and New Amsterdam & Seneca Railroad Company, LLC, an Ohio limited liability company (“NA,” and together with Live Earth, CC, BR and SF, the “Live Earth Parties”) and pursuant to which the WCA Subs will acquire (the “Acquisition”) the Equity Interests (as defined in the Purchase Agreement) and the Transferred Assets (as defined in the Purchase Agreement);

WHEREAS, the Stockholders hold the number of shares of WCA common stock (the “WCA Shares”) set forth opposite each Stockholder’s name on Schedule A hereto;

WHEREAS, the Stockholders are the beneficial owners of the number of issued and outstanding limited liability company interests of Live Earth (the “Interests”) set forth opposite each Stockholder’s name on Schedule A hereto (such limited liability company interests, together with any limited liability company interests of Live Earth in the future owned beneficially or of record by each Stockholder, including any and all securities having voting rights issued or issuable in respect thereof, which each Stockholder is entitled to vote, the “Covered Interests”);

WHEREAS, WCA will file a proxy statement with the Securities and Exchange Commission in connection with its Special Meeting of Stockholders (along with any adjournment thereof, the “WCA Stockholders Meeting”) to be held for the purpose of voting on the issuance of the Securities (the “WCA Approval”), and Live Earth has obtained the approval of the holders of at least 51% of its limited liability company interests of the Acquisition (the “Acquisition Consent”); and

WHEREAS, as a condition to its willingness to enter into the Purchase Agreement, the WCA Parties have requested that the Stockholders enter into this Agreement and agree to vote their WCA Shares in favor of the WCA Approval at the WCA Stockholders Meeting and agree not to revoke the Acquisition Consent with respect to their Covered Interests, upon the terms and subject to the conditions hereof.

AGREEMENT

NOW, THEREFORE, in order to induce the WCA Parties to enter into the Purchase Agreement and in consideration of the representations, warranties, covenants and agreements set forth herein and in the Purchase Agreement (including the benefits that the Parties expect to derive from the Acquisition), the receipt and sufficiency of all of which are hereby acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1

VOTING AGREEMENTS

1.1           Agreement Regarding Covered Interests.  Each Stockholder hereby agrees that it will (a) not revoke the consent it has provided with respect to the Covered Interests owned or controlled by it pursuant to the Acquisition Consent, and (b) vote all of the Covered Interests owned or controlled by it (whether at a meeting of the members of Live Earth or by written consent in lieu thereof) to reject any proposal made in opposition to the Acquisition or any other action or transaction which is intended to or could frustrate or impair the right or ability of the WCA Parties and the Live Earth Parties to consummate the Acquisition, including without limitation any competing proposal to acquire all or a substantial part of the business or assets of Live Earth or any or its subsidiaries or any equity interests of Live Earth or any of its subsidiaries, whether by acquisition, tender offer, exchange offer, sale of assets or other transaction involving Live Earth, any of its subsidiaries or the Live Earth members; provided, however, that the foregoing covenant and agreement shall not prohibit the Stockholder from taking or omitting to take any action in his capacity as a director or officer of Live Earth pursuant to any fiduciary duty imposed upon him by applicable law, even though such action or omission is inconsistent with any action required to be taken by the Stockholder in his capacity as a holder of the Covered Interests under this Section 1.1.

1.2           Agreement by Stockholders to Vote WCA Shares.  Each Stockholder hereby covenants and agrees to vote all the WCA Shares owned or controlled by them at the WCA Stockholders Meeting (a) in favor of WCA Approval and (b) rejecting any proposal made in opposition to the WCA Approval or any other action or transaction which is intended to or could frustrate or impair the ability of the WCA Parties and the Live Earth Parties to consummate the Acquisition.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder represents and warrants to WCA Parent that:

(a)           the Stockholder has full power and authority to enter into this Agreement and to perform the Stockholder’s obligations hereunder;

(b)           this Agreement has been duly executed and delivered by, and (assuming due authorization, execution and delivery by the WCA Parties) constitutes a valid and binding obligation of, the Stockholder, enforceable against such Stockholder in accordance with its terms;

(c)           as of the date hereof, the WCA Shares and the Covered Interests are beneficially owned, and as of the Closing, the WCA Shares will be beneficially owned, by the Stockholder;

(d)           as of the Closing, the Covered Interests collectively beneficially owned by the Stockholders will not represent less than 42% of limited liability company interests in Live Earth;

(e)           the Covered Interests are all of the securities of Live Earth owned beneficially or of record by the Stockholder on the date hereof that are issued and outstanding;

(f)           the WCA Shares are all of the securities of WCA owned beneficially or of record by the Stockholder on the date hereof that are issued and outstanding;

(g)           if the Stockholder acquires any additional equity securities of Live Earth after the date hereof, such securities will, without further action of the Stockholder or WCA, be deemed to be Covered Interests hereunder;

(h)           the Stockholder will not sell, assign, transfer, gift or otherwise dispose of any WCA Shares from the date hereof through the Closing, and if the Stockholder acquires any additional equity securities of WCA after the date hereof, such securities will, without further action of the Stockholder or WCA, be deemed to be WCA Shares hereunder;

(i)           the Stockholder will not deposit the Covered Interests or the WCA Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Covered Interests or WCA Shares or grant any proxy or power of attorney that is inconsistent with this Agreement;

(j)           the Stockholder owns the Covered Interests and WCA Shares free and clear of all liens, charges, claims, encumbrances and security interests of any nature whatsoever; and

(k)           the execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby do not require the consent, approval or authorization of, or filing with, any person or public authority.

ARTICLE 3

DISPUTE RESOLUTION

3.1           Mediation.  If a dispute arises out of or relates to this Agreement, the relationships that result from the Agreement or the breach of the Agreement or the validity or application of any of the provisions of this Section 3.1, and, if the dispute cannot be settled through negotiation, the Parties agree to submit the dispute to mediation prior to commencing litigation.  The Parties will attempt in good faith to agree on a neutral mediator to resolve the dispute.  The mediation will follow the procedures set forth in the American Arbitration Association Commercial Mediation Rules.  If the Parties cannot agree on a mediator within 20 days after mediation has been demanded, they will submit the dispute for mediation to be administered by the American Arbitration Association under the Commercial Mediation Rules before resorting to litigation.  No Party may commence or pursue litigation until this non-binding mediation has been conducted and concluded.  However, the mediation shall occur in consecutive days and shall not, unless the Parties otherwise agree, extend beyond two weekends.  The Parties agree that, upon initiating mediation, they will agree with the mediator on a time at least five days before the mediation to submit and exchange with one another detailed position papers.  The position papers shall include a factual recitation of the dispute, each Party’s position on the facts and the law, the Party’s assessment of the likely outcome and its/their position on settlement.  Each Party will bear its own expenses incurred (including attorneys’ fees) in connection with the mediation, and will equally share the mediator’s fees and expenses.

3.2           Litigation.  If the Parties are unable to resolve their dispute by mediation, after the unsuccessful conclusion of any such mediation, any Party may pursue the remedies available to it at law or equity.

3.3           Attorneys’ Fees.  Should any litigation be commenced under this Agreement, the successful Party in such litigation shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys’ fees, expert witness fees, litigation related expenses, and court or other costs incurred in such litigation or proceeding.  For purposes of this clause, the term “successful party” means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other Party.  If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offer or than an offer made in writing to settle, the offer or is deemed to be the successful Party from the date of the offer forward.

ARTICLE 4

GENERAL

4.1           Notices.  All notices or other communications required or permitted under this Agreement shall be in writing and may be given by depositing the same in the United States mail, addressed to the Party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier, or by delivering the same in person to such Party, addressed as follows:

If to WCA:                                         WCA WASTE CORPORATION
                                                           1 Riverway, Suite 1400
                                                           Houston, TX  77056
                                                           Attn: Tom J. Fatjo, III
                                                           Phone: (713) 292-2400
                                                           Fax: (713) 292-2455

With a copy to:                                  ANDREWS KURTH LLP
                                                           600 Travis
                                                           Suite 4200
                                                           Houston, Texas  77002
                                                           Attn: Jeff C. Dodd
                                                           Phone: (713) 220-4200
                                                           Fax: (713) 220-4285

or to such other person or address as WCA shall furnish to the Stockholders in writing;

If to the Stockholders, to the address listed opposite such Stockholder’s name on Exhibit A hereto, or to such other person or address as a Stockholder shall furnish to WCA in writing.

Notice shall be deemed given and effective (i) the day personally delivered, (ii) the day received if sent by overnight courier, subject to signature verification, and (iii) the earlier of three days after the date on which a certified mail with return receipt requested is deposited in the U.S. mails or the date on which a return receipt is signed for or on behalf of the Party.  Any Party may change the address for notice by notifying the other Parties of such change in accordance with this Section 4.1.

4.2           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

4.3           Successors; Assignment.  The terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the heirs, personal representatives, successors and permitted assigns of the Parties.  This Agreement and the rights hereunder may not be assigned or transferred by the WCA Parties, except with the prior written consent of the Stockholders.

4.4           Termination.  The obligations set forth in Article 1 of this Agreement shall terminate at the earliest of (a) the Closing, (b) the date of the termination of the Purchase Agreement in accordance with its terms or (c) the date upon which written notice of termination of this Agreement is given by WCA to the Stockholders expressly referring to this Section 4.4.  The remaining provisions of this Agreement shall terminate at the earliest of:  (a) the date of termination of the Purchase Agreement in accordance with its terms, or (b) the date that all obligations of the Stockholders are fully satisfied.  Each Stockholder acknowledges that the WCA Parties will enter into the Purchase Agreement in reliance upon this Agreement, and that agreement of the Stockholders hereunder is granted in consideration for the execution and delivery of the Purchase Agreement by the WCA Parties.

4.5           Specific Performance.  The Parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will result in irreparable harm to the other and will not be compensable by money damages.  The Parties therefore agree that this Agreement shall be specifically enforceable and that specific enforcement and injunctive relief shall be a remedy properly available to each Party for any breach of any agreement, covenant or representation of any other Party hereunder.

4.6           Further Assurances.  Each Stockholder will, upon request, execute and deliver any additional documents and take such further actions as may reasonably be deemed by WCA to be necessary or desirable to carry out the provisions hereof.  In addition, the Stockholder agrees to cooperate with WCA, a WCA’s expense, in furnishing to WCA information, evidence, testimony and other assistance reasonably requested by WCA in connection with obtaining permits and approvals and in connection with any actions, proceedings, arrangements or disputes pertaining to periods prior to the Closing Date.

4.7           Severability.  If any term, provision, covenant or restriction of this Agreement, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated and shall be enforced to the fullest extent permitted by law.

4.8           Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof.

4.9           Amendment.  This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the Party against whom any waiver, change, amendment, modification or discharge may be sought.

4.10         Gender; Interpretation.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph or other subdivision.  The word “include” or “including” means include or including, without limitation.  No provision of this Agreement shall be interpreted or construed against either Party solely because that Party or its legal representative drafted such provision.

4.11         Time of the Essence.  Time is of the essence of this Agreement.

4.12         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, WCA, WCA Sub and the Stockholders have duly executed this Agreement or caused this Agreement to be duly executed as of the date first above written.

WCA WASTE CORPORATION

By:	/s/ Michael A. Roy
Name:	Michael A. Roy
Title:	Vice President and General Counsel

STOCKHOLDERS:

/s/ Joseph E. LoConti
Joseph E. LoConti

/s/ Daniel J. Clark
Daniel J. Clark

/s/ Gregory J. Skoda
Gregory J. Skoda

PATRICIA A. SKODA REVOCABLE TRUST

/s/ Patricia A. Skoda
Patricia A. Skoda, its Trustee

Schedule A

List of Stockholders

Stockholder	WCA Shares	Covered Interests

Joseph E. LoConti Tower 1 Partnership LLC 6140 Parkland Blvd. Mayfield Heights, OH 44124	1,361,386 Shares	15.38%

Daniel J. Clark 35875 Michael Drive Solon, OH 44139	301,813 Shares	19.24%

Gregory J. Skoda 13390 Ledgebrook Lane Chagrin Falls, OH 44022	56,622 Shares	1.31%

Patricia A. Skoda, Trustee of the Patricia A. Skoda Revocable Trust 13390 Ledgebrook Lane Chagrin Falls, OH 44022	115,146 Shares*	11.77%

TOTAL:	1,778,345 Shares	47.7%

* Includes Greg Skoda’s Shares.